Exhibit 12.1


                                           MAVERICK TUBE CORPORATION
                                COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES
                                            (Dollars in thousands)

                                                 3 Mos.       Year       3 Mos.                Fiscal Year September
                                                 Ended       Ended       Ended          -----------------------------------------
                                                3/31/01     12/31/00    12/31/99        1999         1998        1997        1996
                                                --------   ---------   ---------        -----        ----        ----        ----

Pretax income (loss) from continuing
operations                                         22,906      32,206       4,346      (5,446)      29,885      71,131      34,472
Fixed Charges:
Interest expense including amortized debt
issuance costs                                        712       3,292         285        2,271       2,073       2,363       2,771
Capitalized Interest                                  862       2,937         249          543         355         268          81
Interest portion of rent expense(1)                   315       1,260         286        1,025         723         479         391

Total Fixed Charges                                 1,889       7,489         820        3,839       3,151       3,110       3,243
Plus amortization of capitalized interest             110         380          46          168         131         108          90
Less Capitalized Interest                             862       2,937         249          543         355         268          81

Earnings (Loss)                                    34,043      37,138       4,963      (1,982)      32,812      74,081      37,724
Ratio of Earnings to Fixed Charges                   12.7         5.0         6.1         (.5)(2)     10.4        23.8        11.6
Deficiency in Earnings                                  -           -           -        5,822           -           -           -

--------

(1) Calculated as one third of rent expense, which is a reasonable approximation of the interest factor.

(2) Due to pretax losses in the fiscal year ended September 30, 1999 the ratio coverage was less than 1:1.


